HEI Exhibit 10.19(e)
AMERICAN SAVINGS BANK SELECT DEFERRED COMPENSATION PLAN

Amendment No. 6 to January 1, 2009 Restatement

The American Savings Bank Select Deferred Compensation Plan ("SDCP") is hereby amended by this Amendment No. 6 to the January 1, 2009 Restatement, as follows:

1.Purpose and Explanation. This Amendment is adopted to remove the one year waiting period and change the contribution percentage for the SelectMatch.

a.SelectMatch Eligibility. Eligibility for the SelectMatch shall no longer require a one year waiting period. Specifically, eligibility shall begin on the first day of the quarter coinciding with or next following the eligible Participant's date of hire with American Savings Bank.

b.SelectMatch Contributions. The quarterly SelectMatch Contribution percentage shall increase from 4% to 5% of the Participant's Deferral Contributions for that quarter.

A year-end SelectMatch Contribution with respect to the Plan Year may be made for Participants whose compensation exceeds the 401(a)(17) limit for the year. The intent of year-end SelectMatch Contribution is for these Participants to receive a total SelectMatch for the Plan Year that is equal to the lesser of 5% of their Compensation in excess of the 401(a)(17) limit or their total Deferral Contributions for the Plan Year.

2.Supersession. This Amendment No. 6 shall supersede the provisions of the SDCP to the extent that those provisions are inconsistent with this Amendment.

3.Effective Date. This Amendment No. 6 is effective for Plan Years beginning on or after January 1, 2023.

4.Section 4A.1. Section 4A.1 is amended in its entirety as follows:

a.General. Each Participant who elects to make Deferral Contributions to the Plan for a Plan Year and who is employed by the Bank in that Plan Year shall be entitled to receive employer-matching contributions which shall be known as "SelectMatch Contributions". SelectMatch Contributions shall be made to the Participant's SelectMatch Account as soon as administratively feasible after the end of each calendar quarter in a Plan Year.

b.Definition of "SelectMatch Compensation". "SelectMatch Compensation" for a Plan Year shall mean "Compensation" as defined under the American Savings Bank 401(k) Plan, modified by the inclusion of Deferral Contributions under this Plan and not limited by the annual limit imposed by Section 401(a)(17) of the Code on compensation which may be taken into account by qualified plans ("401(a)(l 7) Limit"). The SelectMatch Compensation taken into account for a Plan Year shall include only compensation earned on or after the date that participation in the SelectMatch Contributions has commenced. Where such date is the first day of the second, third, or fourth quarter of the Plan Year, the 401(a)(17) Limit shall be prorated.

c.Eligibility and Participation. Participants who are employed by the Bank in a Plan Year are eligible to participate in SelectMatch Contributions with respect to any Deferral

Contributions for that Plan Year on the first day of the quarter coinciding with or next following the eligible Participant's date of hire.

d.Amount of SelectMatch Contribution.

i.Quarterly SelectMatch Contributions. A SelectMatch Contribution shall be made for each calendar quarter in which an eligible Participant makes Deferral Contributions to the Plan. The amount of a quarterly SelectMatch Contribution shall be equal to 5% of the Participant's Deferral Contributions for that calendar quarter.

ii.Annual SelectMatch Contribution. An additional SelectMatch Contribution at year-end may be necessary for Participants whose SelectMatch Compensation exceeds the annual 40 I (a)(l 7) limit. The calculation will first determine the lesser of

1).5% of the Participant's SelectMatch Compensation that exceeds the annual 401(a)(17) limit or

2).the total of the Participant's Deferral Contributions for the Plan Year

From this number, the total SelectMatch Contribution already received in the Plan Year will be subtracted. Any positive result will be the additional SelectMatch Contribution.

Example: Mary defers $1,000 each quarter. Her quarterly match is 5% of
$1,000, or $50. Mary's compensation for the year is $450,000. The 2023 401(a)(17) limit is $330,000. Mary's compensation exceeds the limit by
$120,000. Thus, a year-end SelectMatch Contribution may be necessary

The calculation of Mary's year-end contribution is as follows:

oFirst step: Determine the lesser of deferrals or 5% of excess compensation..

Mary has deferred $4,000 for the year. 5% of the excess compensation of $120,000 is $6,000. The lesser of $4,000 and $6,000 is $4.000.

oSecond step: Subtract any contribution already received.

Mary has received a $50 match each quarter/or a total matching contribution of $200 for the year. The difference between $4,000 and $200 is $3,800. The additional SelectMatch Contribution due at year-end is $3,800.

e.Investment Adjustments. SelectMatch Contributions shall be deemed to include Investment Adjustments thereon, which shall be credited to a Participant's SelectMatch Account.

f.Salary Deferral Agreement to Control. Any SelectMatch Contributions made to the Plan for the Participant's benefit with respect to a Plan Year, together with any Investment Adjustments thereon, shall be subject to the terms of the Participant's Salary Deferral Agreement for such Plan Year.

5.Except as modified herein, all of the terms and provisions of the SDCP, as amended, shall continue in full force and effect.

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IN WITNESS WHEREOF, American Savings Bank has caused this Amendment No. 6 to the January 1, 2009 Restatement of the American Savings Bank Select Deferred Compensation Plan to be
executed by its duly authorized officer on December 5 ,2022.

AMERICAN SAVINGS BANK

By: /s/ K. Elizabeth Whitehead
Its EVP, Chief Administrative Officer